UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Lantern Pharma Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

51654W101

(CUSIP Number)

Bios Equity Partners, LP

1751 River Run, Suite 400

Fort Worth, Texas

Tel: (817) 984-9197

With a Copy to:

Rick Jordan

Polsinelli PC

2950 Harwood St., Suite 2100

Dallas, Texas 75201

Tel: (214) 397-0030

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 29, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 371,950 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 371,950 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 371,950 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.5% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of 371,950 shares of common stock of the Issuer, par value $0.0001 per share (“Shares”) directly held by Bios Fund I, LP (“Bios Fund I”) as of the date hereof.
(2)	Based on 10,723,692 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023 minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP, LP (“Bios Fund I QP”) on November 21, 2023.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND I QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 217,553 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 217,553 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 217,553 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of 217,553 Shares directly held by Bios Fund I QP as of the date hereof.
(2)	Based on 10,723,692 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023 minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 180,938 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 180,938 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,938 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 164,137 Shares, and (ii) 16,799 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II, LP (“Bios Fund II”) as of the date hereof.
(2)	Based on 10,740,493 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 591,036 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 591,036 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 591,036 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 536,163 Shares and (ii) 54,873 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II QP, LP (“Bios Fund II QP”) as of the date hereof.
(2)	Based on 10,778,565 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS FUND II NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 79,121 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 79,121 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,121 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 71,774 Shares and (ii) 7,347 Shares issuable upon the exercise of warrants, in each case, directly held by Bios Fund II NT, LP (“Bios Fund II NT”) as of the date hereof.
(2)	Based on 10,731,039 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BP DIRECTORS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 26,093 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 26,093 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,093 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of 26,093 Shares directly held by BP Directors, LP (“Bios Directors”) as of the date hereof.
(2)	Based on 10,723,692 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023 minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 615,596 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 615,596 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 615,596 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP and (iii) 26,093 Shares directly held by Bios Directors, in each case, as of the date hereof. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. In its capacity as the general partner of these entities, Bios Equity I may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.
(2)	Based on 10,723,692 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023 minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 851,095 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 851,095 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 851,095 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 164,137 Shares directly held by Bios Fund II, (ii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iii) 536,163 Shares directly held by Bios Fund II QP, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (v) 71,774 Shares directly held by Bios Fund II NT and (vi) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, in each case, as of the date hereof. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. In its capacity as the general partner of these entities, Bios Equity II may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly held by these entities.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS CAVU MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I and Bios Equity II. In its capacity as a general partner of Bios Equity I and Bios Equity II, Cavu Management may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS CAPITAL MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I and Bios Equity II. In its capacity as a general partner of Bios Equity I and Bios Equity II, Bios Management may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS CAVU ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management is a general partner of Bios Equity I and Bios Equity II. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS BIOS ADVISORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Management is a general partner of Bios Equity I and Bios Equity II. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS LESLIE WAYNE KREIS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON IN

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Cavu Management is a general partner of Bios Equity I and Bios Equity II. Cavu Advisors, an entity controlled by Mr. Kreis, is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

CUSIP No. 51654W101

1	NAME OF REPORTING PERSONS AARON GLENN LOUIS FLETCHER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,466,691 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,466,691 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,691 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6% (2)
14	TYPE OF REPORTING PERSON IN

(1)	Consists of (i) 371,950 Shares directly held by Bios Fund I, (ii) 217,553 Shares directly held by Bios Fund I QP, (iii) 164,137 Shares directly held by Bios Fund II, (iv) 16,7801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (v) 536,163 Shares directly held by Bios Fund II QP, (vi) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP, (vii) 71,774 Shares directly held by Bios Fund II NT, (viii) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT, (ix) 26,093 Shares held by Bios Directors, in each case, as of the date hereof. Bios Equity I is the general partner of Bios Fund I, Bios Fund I QP and Bios Directors. Bios Equity II is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. Bios Management is a general partner of Bios Equity I and Bios Equity II. Bios Advisors, an entity controlled by Aaron Glenn Louis Fletcher, is the general partner of Bios Management. As the manager of Bios Advisors, Mr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares and warrants to purchase Shares, in each case, directly or indirectly held by Bios Fund I, Bios Fund I QP, Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Directors.
(2)	Based on 10,802,713 Shares, which consists of (i) 10,869,040 Shares as of November 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023, minus (ii) 145,348 Shares purchased in the aggregate by the Issuer from Bios Fund I and Bios Fund I QP on November 21, 2023, plus (iii) 16,801 Shares issuable upon the exercise of warrants directly held by Bios Fund II, (iv) 54,873 Shares issuable upon the exercise of warrants directly held by Bios Fund II QP and (v) 7,347 Shares issuable upon the exercise of warrants directly held by Bios Fund II NT.

Item 1.	SECURITY AND ISSUER

This Amendment No. 2 hereby amends and supplements the statement on Schedule 13D originally filed with the SEC on June 15, 2020 (the “Original Schedule 13D”), as amended by the statement on Schedule 13D/A filed with the SEC on March 22, 2022 (“Amendment No. 1” and, together with the Original Schedule 13D, the “Prior Statements”). The securities to which the Schedule 13D relates are the shares of common stock, par value $0.0001 per share (the “Shares”), of Lantern Pharma, Inc., a Delaware corporation (the “Issuer”).

The Purpose of this Amendment No. 2 is to disclose the sale of Shares by each of Bios Fund I, LP (“Bios Fund I”) and Bios Fund I QP, LP (“Bios Fund I QP”) to the Issuer. On November 21, 2023, the Issuer entered into separate Securities Purchase Agreements with Bios Fund I and Bios Fund I QP pursuant to which the Company agreed to purchase from Bios Fund I and Bios Fund I QP an aggregate of 145,348 Shares at a purchase price of $3.44 per share, for a total purchase price of $499,997.12. Except as otherwise provided herein, each Item of the Prior Statements remains unchanged. Capitalized terms used herein but not defined in this Amendment No. 2 shall have the meaning ascribed to such term in the Prior Statements.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended to add the following:

On November 21, 2023, the Issuer entered into separate Securities Purchase Agreements with Bios Fund I and Bios Fund I QP pursuant to which the Company agreed to purchase from Bios Fund I and Bios Fund I QP an aggregate of 145,348 Shares at a purchase price of $3.44 per share, for a total purchase price of $499,997.12.  The agreements contain customary representations, warranties, and covenants for agreements of such nature. The transactions under the agreements closed on November 29, 2023. The motivations of the Reporting Persons to enter into these transactions did not relate to the activities or operations of the Company and was for the purpose of generating working capital for the operations of the Reporting Persons and ensuring adequate liquidity.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)	See rows (11) and (13) of the cover pages to this Amendment No. 2 for the aggregate number of Shares and percentages of the Shares beneficially owned by each of the Reporting Persons. See footnotes (1) and (2), as applicable, of the cover pages to this Schedule 13D/A for the calculations used in determining the percentages of Shares beneficially owned by each of the Reporting Persons.

(b)	See rows (7) through (10) of the cover pages to this Amendment No. 2 for the number of Shares as to which each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition.

(c)	Except as described in this Amendment No. 2, none of the Reporting Persons, nor, to the best of the Reporting Persons' knowledge, any of their respective executive officers or directors, as applicable, has acquired or disposed of, any securities of the Issuer from the 60 days prior to the date of the event which requires the filing of this Amendment No. 2 up through the date hereof.

(d)	Except as described in this Amendment No. 2 to the knowledge of the Reporting Persons, only the reporting Persons have the right to receive or the power to direct receipt of dividends from, or proceeds from the sale of, the Shares reported by the Schedule 13D.

(e)	Not applicable.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 1, 2023

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BP DIRECTORS, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS CAPITAL MANAGEMENT, LP

By:		Bios Advisors GP, LLC
its general partner

	By:	/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

CAVU ADVISORS, LLC

By:		/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

BIOS ADVISORS GP, LLC

By:		/s/ Daniel Schwarz
Daniel Schwarz
Attorney-in-Fact

/s/ Daniel Schwarz
DANIEL SCHWARZ, as Attorney-in-Fact for Leslie Wayne Kreis, Jr.

/s/ Daniel Schwarz
DANIEL SCHWARZ, as Attorney-in-Fact for Aaron Glenn Louis Fletcher